H&B Draft dated 5/14/03.


                         CERTIFICATE OF AMENDMENT TO THE
                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
              AND RIGHTS OF SERIES A-1 CONVERTIBLE PREFERRED STOCK
                   AND SERIES A-2 CONVERTIBLE PREFERRED STOCK
                                       OF
                           CASTLE DENTAL CENTERS, INC.


     The following resolution, duly adopted by the Board of Directors of Castle Dental Centers, Inc., a Delaware corporation (the "Company"), in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware and by the stockholders of the Company in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware on May 14, 2003, sets forth the Certificate of Amendment to the Certificate of Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (the "Certificate of Amendment") of the Company.

     This Certificate of Amendment amends, restates and integrates certain provisions of the Certificate of the Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock (the "Certificate of Designations") of the Company, as previously filed with the Secretary of State of the State of Delaware on July 19, 2002. This Certificate of Amendment shall become effective immediately upon the filing thereof with the Secretary of State of the State of Delaware.

     RESOLVED, that the Certificate of Designations shall be amended as follows:

Amend Section 2(a) to add the following definitions:

     "Adjustment Factor" shall mean (x) $0.04798729 divided by (y) the Share Price from time to time.

     "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that beneficial ownership of 10% or more of the voting securities (or the equivalents) of a Person shall be deemed to be control.

     "Change of Control' means: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act), or (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than Sentinel Capital Partners II L.P. or its affiliates, becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Company.

     "Common Stock" means shares of the Company's Common Stock, $0.000001 par value per share; provided that if there is a change such that the securities issuable upon conversion of the Preferred Shares are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term "Common Stock" shall mean one share of the security issuable upon conversion of the Preferred Shares if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

     "Common Stock Deemed Outstanding" means the number of shares of Common Stock outstanding, determined on a fully diluted as if converted basis giving effect to all outstanding Common Stock and all outstanding securities convertible into or exchangeable for Common Stock ("Common Stock Equivalents") and any options (reserved for issuance as approved by the Board or issued), warrants or other rights to acquire Common Stock or Common Stock Equivalents.

     "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

     "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sale on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 30 days consisting of the day as of which "Market Price" is being determined and the 29 consecutive trading days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined by the Board.

     "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

     "Series B Preferred Stock" means the Series B Convertible Preferred Stock of the Company, par value $0.00001 per share.

     "Share Price" shall have the meaning ascribed to it in Section 2(f).

     "Stock Option Plan" means any capital stock plan adopted by the Company for the benefit of the Company's officers, employees, consultants, agents or directors which has been or is approved by the Board including the Company's 2002 Stock Option Plan.


Amend and restate Section 2(b) to be and read as follows:

     (b) Holder's Conversion Right; Mandatory Conversion. At any time or times on or after the Issuance Date, any holder of Preferred Shares shall, at the option of such holder, be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d), at the Conversion Rate (as defined below). In addition, upon conversion of all of the outstanding shares of Series B Convertible Preferred Stock of the Company, the Preferred Shares shall convert into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d), at the Conversion Rate. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.


Amend and restate Section 2(c) to be and read as follows:

     (c) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate").

              Conversion Amount
              -----------------    x    Adjustment Factor
              Conversion Price


Amend and restate subparagraphs (i), (ii) and (iv) of Section 2(d) to be and read as follows:

          (i) Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), (A) the holder thereof shall (I) transmit, by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. New York Time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (II) if all the Preferred Shares then represented by the certificate are being converted, surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") or (B) the Company shall transmit, by means of a recognized over-night courier service or other means designed to deliver such notice on the first following business day, a copy of a mandatory conversion notice ("Mandatory Conversion Notice") to each holder of Preferred Shares notifying each such holder that all of the outstanding shares of Series B Convertible Preferred Stock of the Company have been (or will be upon the occurrence of a specified contingency) converted into Common Stock. In the event that the conversion of the Series B Convertible Preferred Stock is made to be contingent upon the occurrence of any event, the Conversion Date shall be the date such contingency occurs.

          (ii) Response to Conversion Notice or Mandatory Conversion Notice. Upon receipt by the Company of a copy of a Conversion Notice, the Company
     (I) shall promptly and in no event later than two (2) Business Days after receipt deliver, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company's designated transfer agent

     (the "Transfer Agent"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (II) on or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date") (A) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and provided that the holder is eligible to receive shares through DTC, upon the request of the holder, credit the number of shares of Common Stock to which such holder is entitled to such holder's account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of such holder, for the number of shares of Common Stock to which such holder is entitled. Upon receipt by a holder of Preferred Shares of a Mandatory Conversion Notice, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such date the Preferred Stock Certificates representing all of such holder's Preferred Shares. Upon receipt of such Preferred Stock Certificates, the Company (I) shall promptly and in no event later than two (2) Business Days after receipt (or the later occurrence of any contingency described therein) deliver, via facsimile an instruction to the Transfer Agent to process such Mandatory Conversion Notice in accordance with the terms herein, and (II) on or before the third (3rd) Business Day following the date of receipt by the Company of such Preferred Stock Certificates (or the later occurrence of any contingency described therein) (also, a "Share Delivery Date") (A) provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program and provided that the holder is eligible to receive shares through DTC, upon the request of the holder, credit the number of shares of Common Stock to which such holder is entitled to such holder's account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified by such holder, a certificate, registered in the name of such holder, for the number of shares of Common Stock to which such holder is entitled. If a certificate is delivered to the Company by a holder and the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares that have been converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series A-1 Preferred Shares or Series A-2 Preferred Shares, as the case may be, not converted. If a contingency described in a Mandatory Conversion Notice does not occur within 30 days of the date of delivery of such notice, the Company shall promptly return all Preferred Stock Certificates to the holders thereof.

          (iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the legal and record holder or holders of such shares of Common Stock on the Conversion Date. Following the Conversion Date, the Preferred Stock Certificates representing Preferred Shares convertible into Common Stock pursuant to a Mandatory Conversion Notice shall thereafter represent only such shares of Common Stock issuable upon such conversion and such Preferred Shares shall be deemed to be no longer issued or outstanding.

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


Amend Section 2(f) to be and read as follows:

(f)  Share Price

          (i) The initial "Share Price" is $0.04798729. In order to prevent dilution of the conversion rights granted under Section 2, the Share Price shall be subject to adjustment from time to time pursuant to this Section 2(f).

          (ii) If and whenever on or after the original date of issuance of the Series B Preferred Stock, the Company issues or sells, or in accordance with Section 2(g) below is deemed to have issued or sold, any shares of its Common Stock without consideration or at a price per share less than the Share Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Share Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Share Price in effect immediately prior to such issuance or sale by the following fraction:

                                   A  (+)  B
                                   ---------
                                   A  (+)  C

                where

                A = the number of shares of Common Stock Deemed Outstanding at any time on or after the date of such calculation

                B = the number of shares of Common Stock which the gross
                    aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued or sold (or deemed issued or sold) would purchase at the Share Price in effect immediately prior to such issuance or sale

                C = the number of additional shares of Common Stock so issued or sold (or deemed issued or sold)

          (iii) Notwithstanding the foregoing, there shall be no adjustment in the Share Price pursuant to clause (ii) above as a result of any issue or sale (or deemed issue or sale) of (u) Options to acquire shares of Common Stock to employees, officers, directors, consultants and agents of the Company and its Subsidiaries pursuant to the Stock Option Plan, (v) shares of Common Stock issuable pursuant to the exercise of such Options, (w) shares of Common Stock issued upon conversion of the Preferred Shares, (x) shares of Common Stock or Preferred Shares pursuant to the exercise of Options or Convertible Securities outstanding as of the original date of issuance of the Series B Preferred Stock (and shares of Common Stock pursuant to the conversion of Preferred Shares and Series B Preferred Stock), (y) the type which results in an adjustment to the Share Price pursuant to paragraphs (h) or (i) of this Section 2, or (z) shares of Common Stock, Options or Convertible Securities, if such issue or sale is designated in writing by the holders of a majority of the shares of Series B Preferred Stock then outstanding as an "Exempted Issuance," provided no such Common Stock, Options or Convertible Securities are issued or sold to such holders of Series B Preferred Stock or their Affiliates.


add Sections 2(g), (h), (i) and (j) to be and read as follows:

(g) Effect on Share Price of Certain Events. For purposes of determining the adjusted Share Price under Section 2(f), the following shall be applicable:

          (i) Issuance of Rights or Options. Except for Options granted in accordance with the provisions of Section 2(f)(iii) above, if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Share Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Share Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Share Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Share Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Share Price had been or are to be made pursuant to other provisions of this Section 2, no further adjustment of the Share Price shall be made by reason of such issue or sale.

          (iii) Change in Option Price or Conversion Rate. Except for Options granted in accordance with the provisions of Section (f)(iii) above, if (x) the purchase price provided for in any Options, (y) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, (z) or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, changes at any time, the Share Price in effect at the time of such change shall be immediately adjusted to the Share Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(g), if the terms of any Option or Convertible Security that was outstanding as of the original date of issuance of the Series B Preferred Stock are changed in the manner described in the immediately preceding sentence (other than as a result of the application of any anti-dilution provisions included in the terms of such Option or Convertible Security), then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change solely to the extent that after such change (x) additional shares of Common Stock can be issued pursuant to the exercise or conversion of such Option or Convertible Security, or (y) shares of Common Stock can be issued for less aggregate consideration upon exercise or conversion of such Option or Convertible Security; provided that no such change shall at any time cause the Share Price hereunder to be increased.

          (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Share Price then in effect hereunder shall be adjusted immediately to the Share Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 2(g), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock shall not cause the Share Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the original date of issuance of the Series B Preferred Stock.

          (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Company therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined by the Board.

          (vi) Integrated Transactions. In case any shares of Common Stock, Options or Convertible Securities are issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction (the "Integrated Securities"), in which no specific consideration is allocated to such shares of Common Stock, Options, or Convertible Securities by the parties thereto, the Common Stock, Options or Convertible Securities shall be deemed to have been issued for a consideration of $.01. Notwithstanding the foregoing, however, in any case any Integrated Securities are issued to any third party, regardless of any allocation of the consideration to such shares of Common Stock, Options, or Convertible Securities by the parties thereto, in determining the price per share for which Common Stock is issuable, the Company shall take into consideration the totality of the consideration to be received for the Integrated Securities being issued and allocate such total consideration among the Integrated Securities taking into consideration the fair market value of each item of the Integrated Securities.

          (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          (vii) Record Date. If the Company sets a record date of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then the date of payment or subscription shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(h) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Share Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Share Price in effect immediately prior to such combination shall be proportionately increased.

(i) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions, then the Board shall make an appropriate adjustment in the Share Price so as to protect the rights of the holders of the Preferred Shares.

(j)  Notices.

          (i) Immediately upon any adjustment of the Share Price, the Company shall give written notice thereof to all holders of Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) The Company shall give written notice to all holders of Preferred Shares at least 20 days prior to the date on which the Company closes its books or sets a record date (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change or Liquidation.

          (iii) The Company shall also give written notice to the holders of Preferred Shares at least 10 days prior to the date on which any Organic Change shall take place.


amend Section 5(b) to delete such section in its entirety.


amend Section 6 to delete the following two sentences:

          For purposes hereof, a Change of Control (as defined below) shall not be deemed to be a Liquidation. For purposes of this Section 6, "Change of Control" means at any time Heller Financial, Inc., a Delaware corporation, and Midwest Mezzanine Fund II, L.P., a Delaware limited partnership, together, cease to have the right to appoint a majority of the members of the Board of Directors of the Company.

and insert in place thereof the following:

     A Change of Control shall be deemed to be a Liquidation. Notwithstanding the foregoing, at any time that Series B Preferred Stock is outstanding, a Change of Control shall be deemed a Liquidation only at such time as the holders of a majority of the shares of Series B Preferred Stock then outstanding determine under the Certificate of Designation governing the Series B Preferred Stock to treat a "Change of Control" as a "Liquidation Event" as defined in the Certificate of Designations governing the Series B Preferred Stock.

Amend Section 7 by adding the following sentence to the end of such section:

     The Company's Series B Preferred Stock will constitute Senior Securities with respect to the Preferred Shares.

Amend and restate Section 9 in its entirety, to be and read as follows:

     (9) Restriction on Cash Dividends. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any dividend or distribution on, its Capital Stock other than Senior Securities without the prior express written consent of a Majority Interest.





                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Joseph P. Keane, its Chief Financial Officer, as of the __ day of May, 2003.


                                    CASTLE DENTAL CENTERS, INC.


                                    By:
                                        ----------------------------------------
                                        Joseph P. Keane, Chief Financial Officer